Exhibit 10.1

[COMPANY LETTERHEAD]

[DATE]

<<First_Name>> <<Last_Name>>

<<Address1>>

<<City>>, <<State>> <<Zip>>

Re: Key Employee Retention Bonus

Dear <<Nick_Name>>:

In recognition of your continuing key role at GulfMark Offshore, Inc. (the “Company”), you shall be entitled to a bonus upon the terms and conditions set forth in this letter agreement (this “Agreement”), effective March 13, 2017 (the “Effective Date”). Please refer to Appendix A for certain defined terms used herein.

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Retention Bonus. You shall be entitled to a retention bonus of $<<Total Retention Award Amount1>> (the “Retention Bonus”), payable on the schedule set forth below, subject to your continued employment through March 13, 2018 (the “Vesting Date”) and certain exceptions as provided in Section 4 of this Agreement.

Payment of the Retention Bonus is separate from, and in addition to, your regular salary and benefits and therefore, this Agreement is not subject to the terms and conditions contained in any employment contract, offer letter or other employment communication or policy.

2.

Payment Schedule. The Retention Bonus will be paid to you in two cash installment payments equal to fifty percent (50%) of the amount of the Retention Bonus (less all required tax withholdings) (each, an “Installment Payment”). The first Installment Payment will be paid to you as soon as administratively practicable after the Effective Date. The second Installment Payment will be paid to you on the earliest of (i) the Waiver Expiration Date, (ii) the Restructuring Agreement Date, and (iii) the 120th day after the Effective Date, subject to the terms and conditions of this Agreement.

The payments hereunder shall not be taken into account for purposes of any other compensation or benefit program of the Company or any of its subsidiaries.

3.

Clawback; Forfeiture. Notwithstanding anything herein to the contrary, if prior to the Vesting Date you voluntarily terminate your employment with the Company or any of its subsidiaries other than as an Eligible Retirement, or your employment is terminated by the Company or any of its subsidiaries for Cause, you agree that (a) you shall forfeit all of your rights to payment of any remaining Installment Payments, and (b) you will re-pay to the Company the total amount of each Installment Payment paid prior to such termination, within five days after receipt of a written notice of the Company requiring the same.

4.

Nonforfeiture. If your employment with the Company or any of its subsidiaries is terminated without Cause, by you as an Eligible Retirement, or by reason of Disability or death, in each case, prior to the Vesting Date, you (or your estate or beneficiaries, as applicable) shall remain eligible to receive any scheduled Installment Payment after such termination date on the scheduled payment date. If any of the foregoing terminations occur, any previously paid Installment Payments will not be subject to the clawback provision in Section 3 above.

5.

Release of Claims. Your retention of all or any portion of the Retention Bonus on account of a termination of employment by the Company or any of its subsidiaries without Cause or by you as an Eligible Retirement shall be contingent on your executing and not revoking an agreement, in a standard form provided by the Company, granting a full release of all actual and potential claims you have or may have against the Company or its affiliates. Such release will provide for a fixed review period and 7-day revocation period, as set forth in the release form.

6.

409A. The payments and benefits under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A.

7.

Assignment. You may not assign your rights under this Agreement except upon your death. The Company may assign its obligations hereunder to any successor (including any acquirer of substantially all of the assets of the Company).

8.

Entire Agreement. This Agreement sets forth the entire understanding of the Company and you regarding the subject matter hereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written; provided, however, this Agreement does not impact, alter, modify, amend or otherwise supersede any of the rights or obligations of either party under any employment agreement or arrangement, or any existing severance agreements in place between you and the Company or any of its subsidiaries. No modification or amendment of this Agreement shall be effective without a prior written agreement signed by you and the Company.

9.

Notices. All notices, approvals and other communications required or permitted to be given under this Agreement shall be in writing and shall be validly served or given if delivered in person, electronically (with read receipt acknowledgment), mailed by first class mail (registered or certified, return receipt requested), or overnight air courier with proof of delivery (i) if to the Company, at its principal corporate offices addressed to the attention of [_____], and (ii) if to you, at your home address as such address may appear on the records of the Company or any of its subsidiaries, or to such other address as such party may hereafter specify in written notice to the other party.

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10.

Confidentiality. You hereby agree, to the maximum extent permitted by law, to, and cause your affiliates and representatives to, keep confidential the existence and the terms of this Agreement; provided, however, that (i) you may disclose the terms of this Agreement to your financial or legal advisers who reasonably need to have access to such information to provide services to you, provided that you have made such advisors aware of the confidential nature of such information prior to disclosure, and (ii) you may disclose the terms of this Agreement if required to do so by any applicable legal requirement so long as reasonable prior notice of such required disclosure is given to the Company.

11.

Governing Law; WAIVER OF JURY TRIAL. To the maximum extent permitted by law, this Agreement is governed by and to be construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof. The parties to this Agreement each hereby irrevocably submits to the non-exclusive jurisdiction of Texas or federal court sitting in Harris County in any action or proceeding arising out of or relating to this Agreement, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in Texas or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12.

Tax. Amounts payable under this Agreement shall be subject to withholding for federal, state, local or foreign taxes (including, but not limited to, any social security contributions) as shall be required to be withheld pursuant to any applicable law or regulation.

13.

Waiver. Failure by either party to exercise, or any delay in exercising, any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

14.

Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

15.

Counterpart Originals. This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (pdf.)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

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To accept this Agreement, please sign where indicated below, and return the entire document no later than [DATE], 2017 to [___].

Sincerely

GULFMARK OFFSHORE, INC.

By:
Title:

ACCEPTED AND AGREED AS OF THE
EFFECTIVE DATE:

________________________________
By:

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APPENDIX A

Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Cause” shall have the meaning ascribed to such term in your employment agreement with the Company or any of its subsidiaries as in effect on the date hereof, or if you are not subject to an employment agreement or “Cause” is not defined therein, then “Cause” shall mean, (i) your indictment of a felony; (ii) your fraudulent or grossly negligent conduct in connection with your employment duties or responsibilities; (iii) willful misconduct; (iv) your contravention, in any material respect, of specific lawful directions related to a material duty or responsibility which is directed to be undertaken from the person to whom you report; (v) any acts by you which constitute embezzlement, misappropriation or breach of fiduciary duty resulting or intending to result in your personal gain or enrichment at the expense of the Company or any of its subsidiaries; (vi) your failure to comply with ongoing confidentiality, non-solicitation and/or non-competition obligations between you and the Company or any of its subsidiaries; or (vii) your continued failure to comply with a material policy of the Company or any of its subsidiaries after receiving notice of failure to comply from the person to whom you report.

“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

“Disability” means that you are unable, as reasonably determined by the Compensation Committee, to perform your duties for a period of 90 consecutive days as a result of physical or mental impairment, or illness or injury.

“Eligible Retirement” means you reaching the age of 65 with at least 10 years of service with the Company or any of its subsidiaries and actually retiring from the Company or any of its subsidiaries (with such retirement being approved by Compensation Committee). If you become employed by another employer after your retirement from the Company or any of its subsidiaries without the approval of the Compensation Committee, such retirement will not constitute an Eligible Retirement.

“Restructuring” means the earliest to occur of the following: (i) any out-of-court agreement for the restructuring of the Company’s senior indebtedness that is achieved, without limitation, through (a) a solicitation of waivers and consents from some or all existing senior debtholders that results in a material modification of covenants and/or maturity extensions in existing senior indebtedness, (b) repurchase, settlement or forgiveness of all or substantially all of the existing senior indebtedness, (c) conversion of all or substantially all of the existing senior indebtedness into equity, (d) an exchange offer including the issuance of new securities in exchange for all or substantially all of the existing senior indebtedness, or (e) other similar transactions or series of transactions; (ii) a confirmed plan under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) or similar provision under the laws of any other jurisdiction providing for the restructuring of the Company’s balance sheet, or (iii) the sale of all or substantially all of the assets of the Company, on a consolidated basis, or a majority of the outstanding stock of the Company in one or more transactions under section 363 of the Bankruptcy Code or pursuant to a confirmed chapter 11 plan or similar provision under the laws of any other jurisdiction.

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“Restructuring Agreement Date” means the execution date of any definitive agreement providing for a Restructuring.

“Waiver Expiration Date” means the date that all of the limited waivers or forbearances granted to the Company or any of its subsidiaries by certain significant lenders and noteholders, as applicable, expire without having been extended or substituted with new waivers. [As of the Effective Date, the most recent such waivers were effective on [DATE] with an expiration date of [DATE].]

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